INTEGRITY FUND OF FUNDS, INC.

FEE WAIVER and EXPENSE REIMBURSEMENT AGREEMENT

AGREEMENT, effective commencing on May 1, 2011 between Viking Fund Management, LLC, (the "Adviser") and Integrity Fund of Funds, Inc., (the "Fund").

WHEREAS, the Fund currently retains the Adviser to render investment advisory services to the Fund, and the Adviser is willing to furnish such services to the Fund;

NOW THEREFORE, in consideration of the promises and mutual covenants contained in the Investment Advisory Agreement between the parties and herein, it is agreed between the Fund and the Adviser that:

1.

The Adviser agrees to waive its management fee and reimburse expenses, other than taxes, brokerage fees, commissions, extraordinary or non-recurring expenses and acquired fund fees and expenses through April 30, 2012, so that Net Annual Operating Expenses of the Fund do not exceed 1.65%.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of May 1, 2011.

INTEGRITY FUND OF FUNDS, INC.

By: /s/ Shannon D. Radke
President

VIKING FUND MANAGEMENT, LLC

By: /s/ Shannon D. Radke
President